Exhibit (a)(1)(ix)

Red Robin Gourmet Burgers, Inc.

Personnel Summary

as of January 13, 2009

Report Type:

ID is equal to                      .

Price is greater than or equal to $32.00

Name	ID	Grant Number	Grant Date	Plan/ Type	Shares	Price	Exercise/ Released	Vested	Cancelled	Unvested	Outstanding/ Unreleased	Exercisable/ Releasable
$
TOTALS